UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 09, 2023

SAIA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-49983	48-1229851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 Johns Creek Parkway Suite 400
Johns Creek, Georgia		30097
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 232-5067

No Changes.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	SAIA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 9, 2023, Saia, Inc. (the “Company”) entered into a Private Shelf Agreement (the “Shelf Agreement”), by and among the Company, PGIM, Inc. (“Prudential”), and certain affiliates and managed accounts of Prudential (the “Note Purchasers”), pursuant to which the Company agreed to sell up to $100 million aggregate principal amount of senior notes (the “Initial Notes”) to the Note Purchasers. The Initial Notes will bear interest at 6.09% per annum and will mature five years after the date on which the Initial Notes are issued, unless earlier repaid by the Company. The funding date for the Initial Notes may occur at any time on or prior to August 2, 2024, on not less than five (5) business days’ prior notice by the Company to the Note Purchasers.

Pursuant to the Shelf Agreement, the Company may from time to time offer for sale to Prudential and its affiliates, in one or a series of transactions, additional senior notes of the Company (the “Additional Notes” and, together with the Initial Notes, the “Shelf Notes”). The aggregate principal amount of Shelf Notes that may be issued by the Company is $350 million. The Additional Notes will have a maturity date of no more than 12 years after the date of original issuance and may be issued no later than November 9, 2026. The Additional Notes, if any, would bear interest at a rate per annum, and would have such other particular terms, as would be set forth in a confirmation of acceptance executed by the parties prior to the closing of the applicable sale transaction. Pursuant to the Shelf Agreement, the Shelf Notes can be prepaid at the Company’s sole discretion, in whole at any time or in part from time to time, at 100% of the principal amount of the Shelf Notes being prepaid, together with accrued and unpaid interest thereon and any Make Whole Amount (as defined in the Shelf Agreement) with respect to such Shelf Notes. The proceeds of the Shelf Notes will be used to refinance existing indebtedness, to fund capital expenditures, to finance working capital needs, and for general corporate purposes of the Company and its subsidiaries.

The Shelf Agreement requires that the Company maintain a consolidated net lease adjusted leverage ratio of less than 3.50 to 1.00, with limited exceptions. The Shelf Agreement also contains certain customary representations and warranties, affirmative and negative covenants and provisions relating to events of default. These covenants include, among others, restrictions on liens, the incurrence of debt, and the issuance of dividends, each subject to certain exceptions and limitations. Upon the occurrence and continuation of an event of default, the holders of the Shelf Notes may require immediate payment of all amounts owing pursuant to the Shelf Notes.

The foregoing description of the Shelf Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shelf Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

4.1	Master Shelf Agreement, dated as of November 9, 2023, between Saia, Inc., The Prudential Insurance Company of America and other Noteholders named therein.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAIA, INC.

Date: November 15, 2023	/s/ Kelly W. Benton
Kelly W. Benton
Vice President and Chief Accounting Officer (Principal Accounting Officer)